FORM 11-K




(Mark One)
  [X] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended           2000
                          -----------------------------------------------------
                                               OR
  [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                       to
                               ----------------------   -----------------------
Commission file number             1-10254
                      ----------------------------------------------------------




            TOTAL SYSTEM SERVICES, INC. DIRECTOR STOCK PURCHASE PLAN



                           TOTAL SYSTEM SERVICES, INC.
                                1200 FIRST AVENUE
                             COLUMBUS, GEORGIA 31901
                                 (706) 649-2204












                                  Exhibit 99.2






KPMG


                           TOTAL SYSTEM SERVICES, INC.
                          DIRECTOR STOCK PURCHASE PLAN

                              Financial Statements

                        December 31, 2000, 1999, and 1998


                   (With Independent Auditors' Report Thereon)

KPMG
     303 Peachtree Street, N.E.
     Suite 2000
     Atlanta, GA  30308


                          Independent Auditors' Report

The Plan Administrator
Total System Services, Inc. Director
    Stock Purchase Plan:


We have audited the accompanying statements of financial condition of the Total System Services, Inc. Director Stock Purchase Plan as of December 31, 2000 and 1999, and the related statements of operations and changes in plan equity for each of the years in the three-year period ended December 31, 2000. These financial statements are the responsibility of the Plan's administrator. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Total System Services, Inc. Director Stock Purchase Plan as of December 31, 2000 and 1999, and the results of its operations and changes in its plan equity for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


                                        /s/KPMG LLP


April 13, 2001

                          TOTAL SYSTEM SERVICES, INC.
                          DIRECTOR STOCK PURCHASE PLAN

                       Statements of Financial Condition

                           December 31, 2000 and 1999

               Assets                                  2000         1999
                                                   -----------   ---------
Common stock of Total System Services, Inc.
 at market value-144,507 shares (cost $861,490)
 in 2000 and 122,465 shares (cost $474,192)
 in 1999                                           $3,233,344    1,997,710
Dividends receivable                                    1,806        1,225
                                                   ----------    ----------
                                                   $3,235,150    1,998,935
                                                   ==========    =========
             Plan Equity

Plan equity (19 and 13 participants at
 December 31, 2000 and 1999, respectively)         $3,235,150    1,998,935
                                                   ==========    =========
See accompanying notes to financial statements.

                          TOTAL SYSTEM SERVICES, INC.
                          DIRECTOR STOCK PURCHASE PLAN

              Statements of Operations and Changes in Plan Equity

                 Years ended December 31, 2000, 1999, and 1998

                                                         2000          1999          1998
                                                    ---------    -----------     ---------

Dividend income                                    $    6,379         5,428         5,019
Realized gain on distributions to participants
 (notes 2 and 4)                                           --       277,688       356,245
Unrealized appreciation (depreciation) in
 common stock of Total System Services, Inc.
 (note 3)                                             848,336    (1,258,547)      710,468
Contributions (notes 1 and 2):
 Participants                                         254,333        38,333        35,333
 Total System Services, Inc.                          127,167        19,167        17,667
                                                    ---------    ----------    ----------
                                                    1,236,215      (917,931)    1,124,732
Withdrawals by participants  common stock of
 Total System Services, Inc. at market value
  (-0- shares in 2000, 20,000 shares in
  1999, and 19,366 shares in 1998)-
   (notes 2 and 4)                                         --      (353,750)     (420,001)
                                                    ---------    ----------    ----------
     Increase (decrease) in Plan equity
      for the year                                  1,236,215    (1,271,681)      704,731
Plan equity at beginning of year                    1,998,935     3,270,616     2,565,885
                                                    ---------    ----------    ----------
Plan equity at end of year                         $3,235,150     1,998,935     3,270,616
                                                    =========    ==========    ==========


See accompanying notes to financial statements.

                           TOTAL SYSTEM SERVICES, INC.
                          DIRECTOR STOCK PURCHASE PLAN

                          Notes to Financial Statements

                        December 31, 2000, 1999, and 1998




(1)    Description of the Plan

       The Total System Services, Inc. Director Stock Purchase Plan (Plan) was implemented as of October 15, 1987. The Plan is designed to enable participating Total System Services, Inc. (TSYS) directors to purchase shares of common stock of TSYS at prevailing market prices from contributions made by them and TSYS.

       Synovus Service Corp. serves as the Plan administrator. State Street Bank and Trust Company serves as the Plan agent, hereafter referred to as "Agent."

       Any person who currently serves or in the future is elected to serve as a member, advisory member, or emeritus member of the Board of Directors of TSYS is eligible to participate in the Plan. Prior to February 24, 2000, cash contributions by a participant could not exceed $1,000 per calendar quarter. Effective February 24, 2000, cash contributions by participants cannot exceed $5,000 per calendar quarter. Contributions to the Plan are to be made by TSYS in an amount equal to one-half of each participant's contribution. Participants are immediately vested in their contributions and TSYS' matching contributions.

       The Plan provides, among other things, that all expenses of the Plan and its administration shall be paid by TSYS with the exception of brokers' fees, commissions, postage and transaction costs which are included in the cost of each participant's investment in common stock of TSYS.

       The Plan provides that upon withdrawal from the Plan, each participant may elect to receive the shares of TSYS common stock held on his behalf by the Agent, together with a check for any fractional share interest and any remaining cash balance.

       TSYS expects to maintain the Plan indefinitely, but reserves the right to terminate or amend the Plan at any time, provided, however, that no termination or amendment shall affect or diminish any participant's right to the benefit of contributions made by him or TSYS prior to the date of such amendment or termination.

       On April 16, 1998, the TSYS Board of Directors approved a three-for-two stock split which was effected on May 8, 1998 in the form of a 50% stock dividend to shareholders of record as of April 27, 1998. All share and per share data for all periods presented in the accompanying financial statements and related notes has been restated to reflect the additional shares resulting from this stock split.


(2)    Summary of Accounting Policies

       The investment in common stock of TSYS is stated at market value. The 2000 and 1999 market values are based on the closing price at year-end. The December 31, 2000 and 1999 market values were $22.375 and $16.31 per share, respectively.

                                             4                   (Continued)

                           TOTAL SYSTEM SERVICES, INC.
                          DIRECTOR STOCK PURCHASE PLAN

                          Notes to Financial Statements

                        December 31, 2000, 1999, and 1998


       The realized gain on distributions to participants is determined by computing the difference between the average cost per common stock share and the market value per share at the date of distribution to the participants.

       Contributions by TSYS and participating directors, as well as withdrawals, are accounted for on the accrual basis.

       Dividend income is accrued on the record date.

       The Plan is not qualified under Sections 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended. The Plan does not provide for income taxes because any income is taxable to the participants. Participants in the Plan must treat as compensation income their pro rata share of contributions made to the Plan by TSYS. Cash dividends paid on common stock of TSYS purchased under the Plan will be taxable to the participants on a pro rata basis for Federal and state income tax purposes during the year any such dividend is received by the participant or the Plan. Upon disposition of the common stock of TSYS purchased under the Plan, participants must treat any gain or loss as long-term or short-term capital gain or loss depending upon when such disposition occurs.

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.


(3)    Unrealized Appreciation (Depreciation) in Common Stock of TSYS

       Changes in unrealized appreciation (depreciation) in common stock of TSYS are as follows:


                                                      2000                1999              1998
                                                 ----------------   -----------------  ----------------
Unrealized appreciation at end of year        $     2,371,854           1,523,518         2,782,065
Unrealized appreciation at beginning
   of year                                          1,523,518           2,782,065         2,071,597
                                                 ----------------   -----------------  ----------------

Unrealized appreciation (depreciation)
   for the year                               $       848,336          (1,258,547)          710,468
                                                 ================   =================  ================


                                        5                        (Continued)

                          TOTAL SYSTEM SERVICES, INC.
                          DIRECTOR STOCK PURCHASE PLAN

                          Notes to Financial Statements

                        December 31, 2000, 1999, and 1998

(4)    Realized Gain on Withdrawal Distributions to Participants

       The gain realized on withdrawal distributions to participants is summarized as follows:

                                                               2000              1999             1998
                                                          ----------------  ---------------  ---------------
Market value at dates of distribution
   or redemption of common stock of TSYS               $           --            353,750         420,001
Less cost (computed on an average cost basis)
   of shares of common stock of
   TSYS distributed or redeemed                                    --             76,062          63,756
                                                          ----------------  ---------------  ---------------

           Total realized gain                         $           --            277,688         356,245
                                                          ================  ===============  ===============


                                                  6
